Exhibit 23.2

Report and Consent of Independent Registered Public Accounting Firm

The Board of Directors

SMART Modular Technologies (WWH), Inc.

The audits referred to in our report dated March 8, 2005 included the related consolidated and combined financial statement schedule as of August 31, 2004, 2003, and 2002 and for the period from January 28, 2004 (inception) to August 31, 2004 (successor business) and the period from September 1, 2003 to April 16, 2004 and the years ended August 31, 2003 and 2002 (predecessor business), included in the registration statement. This financial statement schedule is the responsibility of the Company’s management. Our responsibility is to express an opinion on this financial statement schedule based on our audits. In our opinion, such financial statement schedule, when considered in relation to the basic consolidated financial statements taken as a whole, presents fairly, in all material respects, the information set forth therein.

We consent to the use of our report dated March 8, 2005 with respect to the consolidated and combined balance sheets of SMART Modular Technologies (WWH), Inc. and subsidiaries as of August 31, 2004, 2003 and 2002, and the related consolidated and combined statements of operations, business/shareholder’s equity and other comprehensive income (loss), and cash flows for the period from January 28, 2004 (inception) to August 31, 2004 (successor business), and the period from September 1, 2003 to April 16, 2004, and the years ended August 31, 2003 and 2002 (predecessor business), and our report on the consolidated and combined financial statement schedule, included herein and to the reference to our firm under the heading “Experts” in the prospectus.

Our report dated March 8, 2005 refers to the restatement of the consolidated and combined statement of cash flows for all periods presented.

/s/ KPMG LLP

KPMG LLP

Mountain View, California

August 8, 2005